Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott	Charles Messman, Todd Kehrli
Chief Marketing Officer	MKR Group
949-362-5800	323-468-2300
relliott@smithmicro.com	ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS RECORD SECOND QUARTER
FINANCIAL RESULTS
Second Quarter 2009 Revenues Increase 11% to a Q2 Record of $26.0 Million;
EPS of $0.04 GAAP or $0.17 Non-GAAP
Aliso Viejo, CA, August 3, 2009 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for its 2009 second quarter ended June 30, 2009.
“I am pleased to report another strong financial quarter for the company, where even in the current economic environment, we achieved record Q2 revenues of $26.0 million,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Our second quarter results reflect the continued momentum we are generating in the marketplace with both new and existing customers led by our wireless business segment that grew 27% over last year to $21.4 million.”
Mr. Smith continued, “During the quarter we also significantly expanded our addressable market by signing our first cable operator that recently began offering mobile services. We also saw our carrier customers launch the first wave of Netbooks that are inherently designed for mobile connectivity. We look to expand our leadership as we capitalize on the opportunity to outfit these devices with our connectivity and security management solutions.”
Mr. Smith concluded, “We remain very optimistic about our business as we look to the remainder of our fiscal year 2009. We offer the leading software mobility platform in the marketplace today, and see significant opportunities in our business pipeline, as we continue to benefit from the strong growth of the broadband connectivity marketplace.”
Smith Micro reported revenues of $26.0 million for the second quarter ended June 30, 2009, an 11% increase over the $23.5 million reported in the second quarter ended June 30, 2008. This was a record revenue number for our fiscal second quarter.

Smith Micro 2009 Second Quarter Financial Results	Page 2 of 7
Second quarter gross profit on a GAAP basis of $22.1 million increased $4.1 million, or 23%, from the second quarter ended June 30, 2008. On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), second quarter gross profit was $23.3 million, an increase of $4.3 million, or 23%, from the same quarter last year.
GAAP gross profit, as a percentage of revenues was 84.9% for the second quarter of 2009, compared with 76.7% for the same quarter last year. Non-GAAP gross profit as a percentage of revenues was 89.7% for the second quarter of 2009, compared to 81.0% for the same quarter last year.
GAAP net income for the second quarter of 2009 increased to $1.3 million or $0.04 per diluted share, compared to a GAAP net loss for the second quarter of 2008 of $0.2 million, or a $0.01 loss per diluted share.
Non-GAAP net income for the second quarter of 2009 increased 54% to $5.6 million, or $0.17 per diluted share, compared to $3.6 million, or $0.12 per diluted share, for the second quarter of 2008.
Total cash and cash equivalents and short-term investments increased $7.2 million during the first six months of 2009 to $43.8 million, up from $36.6 million at December 31, 2008.
For the six-months ended June 30, 2009, the Company reported revenues of $49.8 million, a 10% increase from $45.3 million for the six months ended June 30, 2008.
GAAP gross profit of $41.3 million increased $6.6 million, or 19%, for the six months ended June 30, 2009 compared to $34.7 million for the six months ended June 30, 2008. The increase in gross profit was primarily due to improved product margins resulting from a more favorable product mix.
Non-GAAP gross profit (which excludes amortization of intangibles, stock compensation and non-cash tax expense) was $43.8 million for the six months ended June 30, 2009, an increase of $7.0 million, or 19%, from the same period last year.
GAAP net income for the six months ended June 30, 2009 was $1.6 million, or $0.05 per diluted share, compared to a GAAP net loss for the six months ended June 30, 2008 of $0.5 million, or a $0.02 loss per diluted share. Non-GAAP net income for the six months ended June 30, 2009 increased 42% to $9.6 million, or $0.30 per diluted share, as compared to $6.7 million, or $0.22 per diluted share, for the six months ended June 30, 2008.
The Company uses a non-GAAP reconciliation of gross profit, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based

Smith Micro 2009 Second Quarter Financial Results	Page 3 of 7
compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:
Smith Micro Software is reiterating its previous guidance for fiscal year 2009 of revenues of $110 million to $115 million based on current financial data and management’s current plans and assumptions.
Investor Conference Call:
Smith Micro Software will hold an investor conference call to discuss the Company’s second quarter results at 4:30 p.m. Eastern time today, August 3, 2009. Dialing (877) 941-0844 and providing the pass code “SMSI” can access the call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops mobility solutions that enable seamless broadband connectivity and next generation media and mobile convergence products over wireless networks. Smith Micro’s complete lines of products are available through our sales groups, direct from our websites, retail distributors, and value-added resellers. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI. For more information, please visit: www.smithmicro.com.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s revenues guidance for fiscal 2009, our financial prospects and other projections of our performance, the company’s ability to increase its business and the anticipated timing and financial performance of our new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for our products from our customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse

Smith Micro 2009 Second Quarter Financial Results	Page 4 of 7
economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release. Revenues guidance provided in this press release represent a point-in-time estimate and are based on information as of the date of this press release. Management has made numerous assumptions in providing this guidance, which while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. Smith Micro expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.
Smith Micro, Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro 2009 Second Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share amounts)

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 6/30/09:
Gross profit	$22,064	$56	$1,179	$0	$23,299
Profit before taxes	$2,802	$2,483	$2,138	$0	$7,423
Net income	$1,277	$2,483	$2,138	($331)	$5,567
EPS-diluted	$0.04	$0.08	$0.06	($0.01)	$0.17

Three Months Ended 6/30/08:
Gross profit	$17,989	$132	$876	$0	$18,997
Profit (loss) before taxes	($328)	$3,104	$1,742	$0	$4,518
Net income (loss)	($158)	$3,104	$1,742	($1,067)	$3,621
EPS-diluted	($0.01)	$0.10	$0.06	($0.03)	$0.12

Six Months Ended 6/30/09:
Gross profit	$41,329	$129	$2,366	$0	$43,824
Profit before taxes	$3,446	$5,075	$4,284	$0	$12,805
Net income	$1,555	$5,075	$4,284	($1,310)	$9,604
EPS-diluted	$0.05	$0.16	$0.13	($0.04)	$0.30

Six Months Ended 6/30/08:
Gross profit	$34,753	$232	$1,833	$0	$36,818
Profit (loss) before taxes	($1,941)	$6,746	$3,619	$0	$8,424
Net income (loss)	($475)	$6,746	$3,619	($3,144)	$6,746
EPS-diluted	($0.02)	$0.22	$0.12	($0.10)	$0.22

Smith Micro 2009 Second Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Three and Six Months Ended June 30, 2009 and 2008
(in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues	$25,986	$23,452	$49,774	$45,332
Cost of revenues	3,922	5,463	8,445	10,579

Gross profit	22,064	17,989	41,329	34,753

Operating expenses:
Selling and marketing	6,148	5,839	12,425	12,574
Research and development	8,725	7,853	16,837	14,922
General and administrative	4,508	4,766	8,995	9,614

Total operating expenses	19,381	18,458	38,257	37,110

Operating income (loss)	2,683	(469)	3,072	(2,357)
Interest and other income	119	141	374	416

Profit (loss) before taxes	2,802	(328)	3,446	(1,941)
Income tax expense (benefit)	1,525	(170)	1,891	(1,466)

Net income (loss)	$1,277	$(158)	$1,555	$(475)

Earnings (loss) per share:
Basic	$0.04	$(0.01)	$0.05	$(0.02)
Diluted	$0.04	$(0.01)	$0.05	$(0.02)

Weighted average shares outstanding:
Basic	32,338	30,855	32,008	30,637
Diluted	32,955	30,855	32,464	30,637

Smith Micro 2009 Second Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash & cash equivalents	$14,048	$13,966
Short-term investments	29,784	22,649
Accounts receivable, net	22,126	18,424
Inventory, net	609	1,097
Prepaid and other assets	1,127	1,026
Deferred tax asset	1,412	1,698

Total current assets	69,106	58,860
Equipment & improvements, net	6,815	4,289
Goodwill	83,483	83,483
Intangible assets, net	23,316	27,603
Deferred tax asset	2,760	2,760

TOTAL ASSETS	$185,480	$176,995

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,742	$3,492
Accrued liabilities	6,194	6,710
Deferred revenue	3,299	923

Total current liabilities	13,235	11,125
Long-term liabilities	343	466
Stockholders’ equity:
Common stock	32	31
Additional paid in capital	170,843	165,864
Accumulated other comprehensive income	32	69
Accumulated earnings (deficit)	995	(560)

Total stockholders’ equity	171,902	165,404

TOTAL LIABILITIES & EQUITY	$185,480	$176,995